Exhibit 99.3

TAYLOR MORRISON ANNOUNCES PROPOSED

SENIOR UNSECURED NOTES OFFERING

SCOTTSDALE, AZ, July 8, 2020 – Taylor Morrison Home Corporation (NYSE: TMHC)(“TMHC”) today announced that Taylor Morrison Communities, Inc. (the “Issuer”) intends to offer $400.0 million aggregate principal amount of senior notes due 2030 (the “Senior Notes”).

The Issuer plans to use the net proceeds of this offering together with cash on hand to redeem approximately $222.4 million aggregate principal amount of its 6.00% Senior Notes due 2023 and approximately $277.6 million aggregate principal amount of its 5.875% Senior Notes due 2025.

The Senior Notes will be unsecured and guaranteed on a senior unsecured basis by the same subsidiaries of TMHC that guarantee, or are obligors of, the Issuer’s existing senior unsecured notes.

The Senior Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act. The issuance and sale of the Senior Notes have not been registered under the Securities Act, and the Senior Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes, nor shall there be any offer, solicitation or sale of any Senior Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to TMHC’s operations and business environment, all of which are difficult to predict and many of which are beyond TMHC’s control.